Exhibit 10.32

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of May 1, 2013, by and among QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company (“QIPR”), QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC, a Delaware limited liability company (“QTS Richmond TRS”), QUALITYTECH, LP, a Delaware limited partnership (“QTLP”), each of the Lenders party hereto, and REGIONS BANK, as Administrative Agent (the “Agent”).

WHEREAS, QIPR, QTS Richmond TRS, QTLP, any Additional Subsidiary Borrowers from time to time a party thereto as “Borrowers” pursuant to §5.5, the Lenders, the Agent and certain other parties have entered into that certain Credit Agreement dated as of December 21, 2012 (as in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, QIPR, QTS Richmond TRS, QTLP, the Lenders and the Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement.

(a) The Credit Agreement is amended by adding the following definitions of “Capital Reserve”, “Commodity Exchange Act”, “DAFC”, “DAFC Transaction”, “Excluded Hedge Obligation”, “Metro Ground Lease”, “Metro Indenture”, “Metro Property”, “Related Parties”, “Tax Driven Lease Transaction”, and “Tax Driven Lease Transaction Documents” to §1.1 in the correct alphabetical location:

Capital Reserve. For any period and with respect to any improved portion of a Stabilized Property, an amount equal to $0.25 multiplied by the total raised square footage of the Buildings in such Real Estate. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on a pro rata aggregate basis with respect to all Real Estate of the Borrowers and their respective Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates of Parent Company. The Capital Reserve shall be calculated based on the total raised square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the total raised square footage of unoccupied space held for development or redevelopment.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

DAFC. The Development Authority of Fulton County, Georgia.

DAFC Transaction. The conveyance of the Metro Property and the consummation of the transactions evidenced and contemplated by the Metro Indenture and the Metro Ground Lease.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Metro Ground Lease. The Lease Agreement dated as of December 1, 2006 between the Authority, as lessor, and Quality Investment Properties Atlanta Tech Centre South, L.L.C., as lessee, a short form of which was recorded in the Fulton County Real Estate Records, on December 29, 2006 in Book 44177, Page 662, as assigned to and assumed by QIPM, with respect to the tenant’s interest thereunder, pursuant to that certain Assignment of Lease, Deed to Secure Debt and Other Documents, dated as of February 28, 2007 and as amended on March 9, 2007 by that certain Lessor Estoppel and Agreement, and as the same may hereafter be amended, restated or modified from time to time.

Metro Indenture. That certain Bond Purchase Loan Agreement, dated as of December 1, 2006, between the DAFC and Quality Investment Properties Atlanta Tech Centre South, L.L.C., a Georgia limited liability company.

Metro Property. All that certain property located at 1033 Jefferson Street, NW, Atlanta, Georgia 30318-8024.

Related Parties. Chad Williams’ parents, spouse, siblings or any of his or their direct or indirect lineal descendants (including by adoption) and any trust, partnership, limited liability company, corporation or other legal entity established for estate planning purposes for the benefit of any of the foregoing.

Tax Driven Lease Transaction. (i) the DAFC Transaction and (ii) any transaction pursuant to which QTLP, a Borrower or a Subsidiary Guarantor conveys record title to a real property asset to a governmental entity and then leases such asset back from the governmental entity for the purposes of effecting a reduction in real property taxes where (a) QTLP, such Borrower or the conveying Subsidiary Guarantor can repurchase the conveyed asset at any time (subject to any customary lock-out provisions) for nominal consideration, (b) no Indebtedness is incurred by QTLP, such Borrower or such Subsidiary Guarantor under GAAP; provided, that, if the structure of any such transaction requires the issuance of bonds by the applicable governmental entity, such bonds are purchased by QTLP, such Borrower or such Subsidiary Guarantor as consideration for the applicable real property transfer and the amounts receivable by QTLP, such Borrower or such Subsidiary Guarantor on such bonds equals the rent payable under the applicable lease, (c) no net payments are required to be made to any third party as a result of such transaction and the corresponding Tax Driven Lease

Transaction Documents (other than the reduced real property taxes and customary closing costs and fees), and (d) such transaction, however structured, is consummated on terms substantially similar to the DAFC Transactions.

Tax Driven Lease Transaction Documents. (i) the Metro Indenture and Metro Ground Lease and (ii) with respect to any Tax Driven Lease Transaction other than the DAFC Transaction, leases, indentures and such other documents that are customarily required for a transaction of that type and that satisfy the requirements of the definition of Tax Driven Lease Transaction.

(b) The Credit Agreement is amended by restating the definitions of “Adjusted Consolidated EBITDA”, “Adjusted Net Operating Income”, “Capitalization Rate”, “Corporate Credit Agreement”, “EBITDA”, “General Partner”, “Hedge Obligations”, “IPO Event”, “Material Adverse Effect”, “Net Operating Income”, “Non-Recourse Indebtedness”, “QTLP Subordinate Note”, “Unhedged Variable Rate Debt”, and “Wholly Owned Subsidiary” set forth in §1.1 in their entireties as follows:

Adjusted Consolidated EBITDA. On any date of determination, (a) the Consolidated EBITDA for the prior two (2) fiscal quarters most recently ended, multiplied by two (2), less (b) the Capital Reserve.

Adjusted Net Operating Income. For purposes other than determining Gross Asset Value, on any date of determination prior to June 30, 2013, (a) the Net Operating Income for the fiscal month most recently ended, multiplied by twelve (12), less (b) the Capital Reserve, and on any date of determination on or after June 30, 2013, (a) the Net Operating Income for the fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve. For purposes of determining Gross Asset Value, on any date of determination thereof, (x) the Net Operating Income for the prior two (2) fiscal quarters most recently ended, multiplied by two (2), less (y) the Capital Reserve.

Capitalization Rate. Nine percent (9.00%).

Corporate Credit Agreement. That certain Second Amended and Restated Credit Agreement dated as of May 1, 2013, by and among QTLP, the lenders from time to time party thereto, KeyBank National Association, as administrative agent, and the other parties thereto, which amends and restates in its entirety that certain First Amended and Restated Credit Agreement dated as of February 8, 2012, by and among QIPM, Quality Investment Properties, Suwanee, LLC, Quality Technology Services Metro II, LLC, Quality Technology Services, Suwanee II, LLC, QTLP, the lenders from time to time party thereto, KeyBank National Association, as administrative agent, and the other parties thereto, as amended by the First Amendment dated September 28, 2012.

EBITDA. With respect to Parent Company and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non-recurring charges and extraordinary or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below; plus (c) Set-up Fees that are amortized over the term of the applicable Lease. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non-recurring charges and extraordinary or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants from such Unconsolidated Affiliates. EBITDA shall be adjusted to remove (i) any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, and (ii) merger and acquisition costs required to be expensed under FAS 141R. Notwithstanding the foregoing, property management fees (also known as property level general and administrative expense) shall be adjusted to be the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R.

General Partner. QualityTech GP, LLC, a Delaware limited liability company, or any other successor general partner of the Borrower in connection with the IPO Event.

Hedge Obligations. All obligations of a Borrower or a Subsidiary to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

IPO Event. The completion of all of the following: the formation of REIT and the initial public offering of stock in REIT and the registration of REIT as a public company with the SEC and all other transactions directly relating thereto.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of Parent Company and its Subsidiaries considered as a whole; (b) the ability of any Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees paying rent, and termination fees received for such period of not greater than one percent (1.0%) of the aggregate Monthly Recurring Charges for such period (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts (excluding Set-up Fees)) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of Parent Company and its Subsidiaries, any property management fees and non-recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment obligations under their lease unless such tenants or licensees have made a payment of such amounts in each month due other than amounts contested, in which case only amounts contested and not paid are excluded, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding. The Borrowers’ and the Guarantors’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Net Operating Income of Unconsolidated Affiliates of the Borrower and the Guarantors shall be included in determinations of Net Operating Income for the purposes of the calculation of Gross Asset Value. Notwithstanding anything to the contrary contained herein, Set-up Fees that are amortized over the term of the applicable Lease shall be included in determinations of Net Operating Income.

Non-Recourse Indebtedness. Indebtedness of Guarantors, their Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate or interests therein or equipment (other than a Mortgaged Property, any interest therein or equipment relating thereto) and which is not a general obligation of such Guarantor, such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Guarantors or their Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of one or more Subsidiaries of Parent Company that is a special purpose entity (each a “SPE Subsidiary”) provided that all of the following conditions are satisfied to Agent’s reasonable satisfaction: (i) the Indebtedness is recourse solely to such SPE Subsidiary and, if applicable, a separate Subsidiary of Parent Company that guarantees such Indebtedness and whose sole assets are ownership of the Equity Interests in the SPE Subsidiary that is primarily liable (each a “SPE Guarantor”) (except for guaranties of customary Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), (ii) neither the SPE Subsidiary nor the SPE Guarantor is a Borrower, a Guarantor or the owner of any direct or indirect interest in a Guarantor, (iii) such Indebtedness is not cross-defaulted to other Indebtedness of a Borrower, the

Guarantors or their respective Subsidiaries, (iv) such Indebtedness does not constitute Indebtedness of any other Person (other than such the SPE Subsidiary which is the borrower thereunder or the SPE Guarantor which is the guarantor thereunder) (except for guaranties of customary Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim) and (v) the only collateral for such Indebtedness are the assets owned by the SPE Subsidiaries incurring such Indebtedness.

QTLP Subordinate Note. The promissory note dated October 23, 2009 payable by QTLP to the order of Chad L. Williams and QT Group in the outstanding principal amount of $27,771,608.58 as of April 30, 2013, which evidences QTLP Subordinate Debt.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest rate is not fixed or capped (or hedged to a fixed or capped rate) for the entire term of such Indebtedness to maturity; provided, however, that for the period from May 1, 2013 through December 31, 2013, the existing interest rate swap Derivatives Contracts of QTLP and its Subsidiary Guarantors under (and as defined in) the Corporate Credit Agreement for a notional amount of $150,000,000 expiring on September 28, 2014, shall qualify as an effective fixed rate hedge of $150,000,000 of the Loans under (and as defined in) the Corporate Credit Agreement notwithstanding that the term of such Derivatives Contracts is not for the entire term of such Loans.

Wholly Owned Subsidiary. As to a Person, any Subsidiary of Parent Company that is directly or indirectly owned 100% by such Person. Subject to the compliance by the Borrowers and the Subsidiary Guarantors with §8.18 of this Agreement, the Agent and the Lenders agree that, for so long as any real property asset of QTLP, a Borrower or any Subsidiary Guarantor is subject to a Tax Driven Lease Transaction, such property shall be treated as though it is owned by a Wholly Owned Subsidiary for all purposes under this Agreement. Furthermore, for so long as net cash received (whether in the form of interest on bonds or otherwise) in connection with any Tax Driven Lease Transaction equals the net cash paid (whether in the form of rent or otherwise) under the applicable Tax Driven Lease Transaction Documents, such amounts shall be disregarded for purposes of calculating the financial covenants in §9.

(c) The Credit Agreement is amended by replacing each reference to “ten percent (10%)” in the definition of “Affiliate” in §1.1 with a reference to “twenty-five (25%)”.

(d) The Credit Agreement is amended by restating sub-paragraph (c) of the definition of “Change of Control” in §1.1 in its entirety as follows:

(c) Following the occurrence of the IPO Event, REIT shall fail to be the sole general partner of QTLP (or the one hundred percent (100%) owner of such general partner), shall fail to own such general partnership interest in QTLP free of any Lien (other than Liens permitted by §8.2(i)), or shall fail to control the management and policies of QTLP; or

(e) The Credit Agreement is amended by replacing the “; or” at the end of sub-paragraph (i) of the definition of “Change of Control” in §1.1 with a “.” and deleting subparagraph (j) in its entirety from the definition of “Change of Control” in §1.1.

(f) The Credit Agreement is amended by adding the following sentence at the end of the paragraph beginning with the phrase “Notwithstanding anything to the contrary in paragraphs (f) and (g) of the definition of “Change of Control,” in the definition of “Change of Control” in §1.1:

For the avoidance of doubt, the term “Change of Control” does not include, and shall not be deemed to occur as a result of, the IPO Event and so long as any class of shares in the REIT are traded on a nationally recognized securities exchange, the issuance, trading, and redemption of the Equity Interests in the REIT, except as expressly set forth in sub-paragraph (a) above of this definition.

(g) The Credit Agreement is amended by deleting the definition of “Corporate Debt Yield” in §1.1 in its entirety.

(h) The Credit Agreement is amended by restating clause (vii) of the definition of “Gross Asset Value” in §1.1 in its entirety as follows:

(vii) to the extent approved by Agent, the aggregate amount of all cash and Cash Equivalents (excluding amounts included in (v) and (vi) above) of Parent Company and its Subsidiaries as of the date of determination that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents.

(i) The Credit Agreement is amended by replacing the phrase “customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability” in clause (h) of the definition of “Indebtedness” in §1.1 with the word “Non-Recourse Exclusions”.

(j) The Credit Agreement is amended by replacing the reference to “a Borrower” in clause (i) of §1.2(l) with a reference to “the Parent Company”.

(k) The Credit Agreement is amended by restating §7.26 in its entirety as follows:

§7.26 Creation of REIT. As a condition of the occurrence of the IPO Event, Borrowers and Guarantors agree as follows:

(a) Schedule 7.26 hereto sets forth the organizational structure and management of REIT and QTLP immediately following the IPO Event. Agent and Lenders consent to such structure, with such changes as QTLP deems necessary, provided that simultaneously with the occurrence of the IPO Event, (i) QTLP shall become an “operating partnership” which will own not less than 100% of the direct or indirect interests in the Borrowers and the Subsidiary Guarantors, (ii) the structure of the transaction shall be such that the financial results of QTLP and its Subsidiaries would be Consolidated with the accounts of REIT, and (iii) REIT, or an entity in which REIT owns 100% of the direct interest in, shall be the sole general partner of QTLP, or with such other changes that the Agent shall approve, such approval not to be unreasonably withheld, conditioned or delayed;

(b) all of the formation and contribution agreements related to the IPO Event shall be in form and substance reasonably acceptable to Agent;

(c) Borrowers and Guarantors shall cause REIT, or any other entity in which REIT owns 100% of the direct interest in and which serves as the general partner of QTLP, to execute such documents as Agent may reasonably require to cause such Person to become a “Guarantor” under this Agreement and the other Loan Documents; and

(d) the Borrowers, Guarantors (including REIT) and the Agent shall enter into such amendments to the Loan Documents or other agreements as the Agent may reasonably require to reflect a structure different from that set forth on Schedule 7.26 hereto.

(l) The Credit Agreement is amended by restating Section §8.1(b) in its entirety as follows:

(b) Indebtedness to (i) the Lender Hedge Providers in respect of any Hedge Obligations and (ii) the “Lender Hedge Providers” (as defined in the Corporate Credit Agreement) in respect of any “Hedge Obligations” (as defined in the Corporate Credit Agreement);

(m) The Credit Agreement is amended by restating Section §8.1(e) in its entirety as follows:

(e) Indebtedness of the QTLP arising under, or in connection with, the Corporate Credit Agreement in an aggregate principal amount not to exceed $675,000,000 and any Permitted Refinancing thereof;

(n) The Credit Agreement is amended by restating §8.1(g) in its entirety as follows:

(g) subject to the provisions of §9, Secured Debt, provided that (A) the aggregate amount of Secured Debt shall not exceed forty percent (40%) of Gross Asset Value; and (B) in addition to the limitation set forth in the immediately preceding clause (A), the aggregate amount of Secured Debt that is Recourse Indebtedness (including the Obligations and the Hedge Obligations but excluding the “Obligations” and “Hedge Obligations” as defined in and under the Corporate Credit Agreement to the extent ever secured thereunder) shall not exceed fifteen percent (15%) of Gross Asset Value; and provided further that none of such Persons shall incur any of the Indebtedness described in this §8.1(g) in excess of $50,000,000 unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that the Borrower and Guarantors will be in compliance with their covenants referred to therein after giving effect to the incurrence of such Indebtedness;

(o) The Credit Agreement is amended by restating the introductory paragraph to §8.2 in its entirety as follows:

The Borrowers and the Guarantors will not, and will not permit their Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30)

days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, as part of a financing transaction; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien granted pursuant to a Mortgage on a Mortgaged Property securing the Obligations or the Hedge Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrowers, the Guarantors and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(p) The Credit Agreement is amended by restating §8.5 in its entirety as follows:

§8.5 Sale and Leaseback. Except for Tax Driven Lease Transactions, the Borrowers and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby any Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter such Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

(q) The Credit Agreement is amended by replacing the reference to “ninety percent (90%)” in §8.7(a) with a reference to “ninety-five percent (95%)”.

(r) The Credit Agreement is amended by adding the following subsection (e) immediately after subsection (d) of §8.7:

(e) Notwithstanding anything to the contrary contained in this Agreement or in the QTLP Subordination and Standstill Agreement, QTLP may (I) convert all of the principal of the QTLP Subordinate Note to additional equity interests in QTLP issued to Chad L. Williams or Quality Group, and (II) following the conversion of at least $10,000,000 of principal of the QTLP Subordinate Note pursuant to §8.7(e)(I) and so long as no Default or Event of Default exists or would exist immediately thereafer, prepay in full any remaining balance of the QTLP Subordinate Note. Any such prepayments made by QTLP as result of (I) or (II) above shall not be included in any calculation made to determine the Borrowers’ compliance with the limitation on Distributions contained in §8.7(a).

(s) The Credit Agreement is amended by restating §8.13 in its entirety as follows:

§8.13. Transactions with Affiliates. Neither the Borrowers nor the Guarantors shall, and none of them shall permit any Subsidiary of any Borrower or any Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Wholly Owned Subsidiary of QTLP), except (a) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (b) agreements (i) to reimburse, indemnify and hold harmless Chad Williams and his Related Parties from any income tax liability (and any income taxes on such payments)

resulting from any sale of Real Estate by the REIT, QTLP or any of their Subsidiaries, so long as Chad Williams’ and his Related Parties’ right to receive such payments are subordinated on terms reasonably acceptable to the Agent to the prior payment in full of the Obligations in the event that the Obligations have been accelerated pursuant to §12.1 or (ii) granting Chad Williams a veto right over any sale by the REIT, QTLP or any of their Subsidiaries of Real Estate (other than any Mortgaged Property) that he contributed to QTLP in exchange for Equity Interests in QTLP but only if such agreement excludes such right of veto if the Obligations have been accelerated pursuant to §12.1, or (c) under any other tax protection agreement approved in writing by Agent.

The Credit Agreement is amended by restating §8.18 in its entirety as follows:

§8.18. Tax Driven Lease Transactions. Until any real property asset of QTLP or any of its Subsidiaries that is a Borrower or a Guarantor that is subject to a Tax Driven Lease Transaction has been repurchased by QTLP, such Borrower or such Subsidiary as provided in the applicable Tax Driven Lease Transaction Documents, none of the such Borrowers, QTLP or such Subsidiaries shall, without the written consent of the Agent, modify or amend any Tax Driven Lease Transaction Documents, or any other agreement related thereto, in any manner that would (i) cause a change in the accounting treatment of such Tax Driven Lease Transaction under GAAP, (ii) adversely affect in any material respect the ability of such Borrower, QTLP or such Subsidiary, as applicable, to repurchase any property of such Borrower, QTLP or such Subsidiary that is subject to a Tax Driven Lease Transaction for nominal consideration or (iii) otherwise cause such transaction not to meet the terms of the definition of Tax Driven Lease Transactions.

(u) The Credit Agreement is amended by restating §8.19 in its entirety as follows:

§8.19. Subordinate Debt. QTLP shall be permitted to pay amounts with respect to the “Subordinate Debt” (as defined in the QTLP Subordination and Standstill Agreement) only at such times and to the extent that no Default or Event of Default exists or would arise as a result thereof. Without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion, QTLP shall not (i) modify or amend the Subordinate Debt except to provide for the conversion of a portion of the Subordinate Debt into additional equity as described in §8.7(e)(I), (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Subordinate Debt, except as expressly permitted in the QTLP Subordination and Standstill Agreement or as expressly permitted in §8.7(e), or (iii) make any payments on the Subordinate Debt except as permitted in this §8.19.

(v) The Credit Agreement is amended by restating §9.6 in its entirety as follows:

§9.6. Minimum Consolidated Tangible Net Worth. Parent Company will not at any time permit Parent Company’s Consolidated Tangible Net Worth to be less than the sum of (a) eighty-five percent (85%) of the Net Offering Proceeds of an Equity Offering (excluding any proceeds from equity infusions used to redeem existing shareholders of QTLP at the IPO Event), plus (b) $408,000,000.00; plus (c) eighty-five percent (85%) of the value of interests in QTLP issued upon the contribution of assets to QTLP or its Subsidiaries (with such value determined at the time of contribution).

(w) The Credit Agreement is amended by restating §9.7 in its entirety as follows:

§9.7. Unhedged Variable Rate Debt. Parent Company shall not at any time permit the Unhedged Variable Rate Debt of Parent Company and its Subsidiaries to exceed thirty percent (30%) of Gross Asset Value.

(x) The Credit Agreement is amended by deleting §9.8 in its entirety.

(y) The Credit Agreement is amended by restating §12.1(d) in its entirety as follows

(d) any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §7.25, §9.2, §9.3, §9.4, §9.5, §9.6 or §9.7;

(z) The Credit Agreement is amended by attaching the Schedule 7.26 attached hereto to the Credit Agreement.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a) A counterpart of this Amendment duly executed by QIPR, QTS Richmond TRS, QTLP and Requisite Lenders; and

(b) Such other documents, instruments and agreements as the Agent may reasonably request.

Section 3. Representations. Each Borrower represents and warrants to the Agent and each Lender as follows:

(a) Authorization. Each of QIPR, QTS Richmond TRS, and QTLP has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by the duly authorized officers of QIPR, QTS Richmond TRS and a duly authorized officer of the general partner of QTLP and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of QIPR, QTS Richmond TRS, and QTLP enforceable against QIPR, QTS Richmond TRS, and QTLP in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by QIPR, QTS Richmond TRS, and QTLP of this Amendment and the performance by each of QIPR, QTS Richmond TRS, and QTLP of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority; (ii) conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, (iv) conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other instrument binding upon, any such Person or any of its properties, (v) result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any such Person other than the liens and encumbrances in favor of Agent contemplated by the Credit Agreement and the other Loan Documents.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrowers. Each of QIPR, QTS Richmond TRS, and QTLP hereby repeats and reaffirms all representations and warranties made by such Person to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 6. Expenses. The Borrower shall reimburse the Agent upon demand for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) actually incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, and this Amendment shall not limit, impair or constitute a waiver of the rights, powers or remedies available to the Lenders under the Credit Agreement or any other Loan Document. The amendments contained herein shall be deemed to have prospective application only.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Reaffirmation of Guaranty. Each of QTLP and QTS Richmond TRS hereby reaffirms its continuing obligations to the Agent and the Lenders under that certain Unconditional Guaranty of Payment and Performance dated as of December 21, 2012, by an among QTLP and QTS Richmond TRS, each Additional Subsidiary Guarantor from time to time party thereto, and Regions Bank (the “Guaranty”) and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Person, in its capacity as a Guarantor, thereunder.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

QIPR:

QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTLP:

QUALITYTECH, LP, a Delaware limited partnership

By:	QualityTech GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTS RICHMOND TRS:

QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

[Signatures Continue on Next Page]

[Signature Page to First Amendment to Credit Agreement with Quality Investment Properties Richmond, LLC et al.]

REGIONS BANK, as Agent and as a Lender

By:	/s/ Kerri L. Raines
Name:	Kerri L. Raines
Title:	Vice President

[Signatures Continue on Next Page]

[Signature Page to First Amendment to Credit Agreement with Quality Investment Properties Richmond, LLC et al.]

BANK OF AMERICA, N.A.

By:	/s/ David Popp
Name:	David Popp
Title:	Assistant Vice President

[Signature Page to First Amendment to Credit Agreement with Quality Investment Properties Richmond, LLC et al.]

CATERPILLAR FINANCIAL SERVICES CORPORATION

By:	/s/ Charles C. Shupe III
Name:	Charles C. Shupe III
Title:	Credit Manager